UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2026

AAR CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-6263	36-2334820
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

One AAR Place 1100 N. Wood Dale Road Wood Dale, Illinois	60191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 227-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	AIR	New York Stock Exchange
NYSE Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule  405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amended Revolving Credit Facility

On October 23, 2026 (the “Amendment Closing Date”), AAR CORP., a Delaware corporation (the “Company”), entered into Amendment No. 3 (the “Revolver Amendment”) to the Credit Agreement, dated as of December 14, 2022, among the Company, as borrower, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent, which governs the Company’s existing revolving credit facility (the “Existing Revolving Credit Facility” and as amended by the Revolver Amendment, the “Amended Revolving Credit Facility”). Among other things, the Revolver Amendment (i) increased the aggregate commitments under the Amended Revolving Credit Facility to $1,375.0 million, (ii) increased the maximum leverage ratio permitted under the financial covenants applicable to the Amended Revolving Credit Facility to 5.50 to 1.00, subject to certain step-downs over time, (iii) effectuated an extension of the maturity date of the Amended Revolving Credit Facility to the fifth anniversary of the Amendment Closing Date, (iv) decreased the minimum interest coverage ratio to 2.00 to 1.00, (v) modified the pricing levels such that borrowings under the Amended Revolving Credit Facility bear interest at a variable SOFR based rate plus 125 to 225 basis points, or at the offered fluctuating base rate plus 25 to 125 basis points if a base rate loan, in each case based on the Company’s leverage ratio, and (vi) included certain changes to expressly permit the Company’s previously announced pending acquisition (the “MROH Acquisition”) of a controlling interest in MRO Holdings, Inc. (“MRO Holdings”) and the financing transactions related thereto. Neither the effectiveness of the Revolver Amendment nor the availability or funding of borrowings under the Amended Revolving Credit Facility is conditioned on the consummation of the MROH Acquisition.

The foregoing description of the Revolver Amendment, including the description of the Amended Revolving Credit Facility, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Revolver Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K (this “Current Report”) is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

Amended Revolving Credit Facility

On October 26, 2026, the Company issued a press release announcing the entry of the Company into the Revolver Amendment. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section and shall not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Use of the Company’s Website to Distribute Material Company Information

The Company uses its website as a channel of distribution for important Company information. The Company routinely posts on its website important information, including press releases, investor presentations and financial information, which may be accessed by clicking on the “Investors” section of https://aarcorp.com. The Company also uses its website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the “Investors” section of the Company’s website for important and time-critical information.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Amendment No. 3 to the Credit Agreement, dated as of October 23, 2026, by and among the Company, as borrower, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent

99.1	Press Release, dated October 26, 2026, announcing entry into the Revolver Amendment

104	Cover Page Interactive Data File (embedded in the Inline XBRL document)

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAR CORP.

Date: October 26, 2026	By:	/s/ Jessica A. Garascia
Jessica A. Garascia
Senior Vice President, General Counsel, Chief Administrative Officer and Secretary